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                                                                    Exhibit 11.1

                STATEMENT RE: COMPUTATION OF NET INCOME PER SHARE
                           CONTINENTAL CIRCUITS CORP.



                                                                       YEAR ENDED JULY 31,
                                                              -------------------------------------
                                                                  1994       1995       1996
                                                                 ------     ------     ------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)

Historical weighted average shares outstanding (1) .........      6,160      6,747      7,430

Common share options issued within twelve months of the
planned initial public offering(2) .........................        157       --         --
                                                                 ------     ------     ------
Weighted average shares outstanding ........................      6,317      6,747      7,430
                                                                 ======     ======     ======
Net income .................................................     $3,059     $6,654     $6,283
                                                                 ======     ======     ======
Net income per share .......................................     $  .48     $  .99     $  .85
                                                                 ======     ======     ======

(1) Common stock equivalents, which were dilutive, were included in the computation of weighted average number of shares outstanding.

(2) These items are treated as common stock equivalents from inception since they were issued at prices below the expected initial public offering price of the Company's common shares during the twelve month period immediately preceding the offering, and are computed using the treasury stock method assuming an estimated initial public offering price of $10.50 per share.